Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 10, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of Statement of Financial Accounting Standards No. 123(R) in 2007) accompanying the consolidated financial statements and schedule in the Annual Report of Astro-Med, Inc. on Form 10-K for the year ended January 31, 2007, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement on Form S-8 of the aforementioned report.

/s/ Grant Thornton LLP

Boston, Massachusetts

June 18, 2007